                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 4)*

                    Under the Securities Exchange Act of 1934

                            Hub International Limited
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                   4432P1 10 1
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               Rule 13d-1(b)

               Rule 13d-1(c)

          [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 4432P 10 1                   13G                    Page 2 of 26 Pages


--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

     V. PREM WATSA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CANADIAN
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

   NUMBER OF     ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         10,325,428
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
 PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      10,325,428
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,325,428
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     26.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 3 of 26 Pages


--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

     1109519 ONTARIO LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  9
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     ONTARIO, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

   NUMBER OF     ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         10,325,428
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      10,325,428
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,325,428
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 4 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     THE SIXTY TWO INVESTMENT COMPANY LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

   NUMBER OF     ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         10,325,428
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      10,325,428
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,325,428
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 5 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     810679 ONTARIO LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     ONTARIO, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         10,325,428
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      10,325,428
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,325,428
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 6 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     FAIRFAX FINANCIAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         10,325,428
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      10,325,428
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,325,428
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 7 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     ODYSSEY RE HOLDINGS CORP.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         5,260,286
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      5,260,286
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,260,286
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 8 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     CLEARWATER INSURANCE COMPANY
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         5,260,286
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      5,260,286
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,260,286
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                    Page 9 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     MARKEL INSURANCE COMPANY OF CANADA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     ONTARIO, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         1,532,151
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      1,532,151
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,532,151
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                   Page 10 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     LOMBARD GENERAL INSURANCE COMPANY OF CANADA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     ONTARIO, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY         2,695,376
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      2,695,376
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,695,376
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                   13G                   Page 11 of 26 Pages


--------------------------------------------------------------------------------
1    Names of Reporting Person/
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     COMMONWEALTH INSURANCE COMPANY
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

  NUMBER OF      ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY      ---------------------------------------------------------------
EACH REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

Hub International Limited

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

55 East Jackson Boulevard, Chicago, IL 60604

ITEM 2(A). NAME OF PERSON FILING:

          This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

          1.   V. Prem Watsa, an individual;

          2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

          3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia;

          4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario;

          5. Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada;

          6. Odyssey Re Holdings Corp. ("Odyssey Re"), a corporation incorporated under the laws of Delaware;

          7. Clearwater Insurance Company, a corporation incorporated under the laws of Delaware;

          8. Markel Insurance Company of Canada, a corporation incorporated under the laws of Canada;

          9. Lombard General Insurance Company of Canada, a corporation incorporated under the laws of Canada; and

          10. Commonwealth Insurance Company ("Commonwealth"), a corporation incorporated under the laws of British Columbia.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The addresses of the Reporting Persons are as follows:

          1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

          2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

          3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

          4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

          5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

          6. The principal business address and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

          7. The principal business address and principal office address of Clearwater Insurance Company is 300 First Stamford Place, Stamford, Connecticut 06902;

          8. The principal business address and principal office address of Markel Insurance Company of Canada is 55 University Avenue, Toronto, Ontario M5J 2H7;

          9. The principal business address and principal office address of Lombard General Insurance Company of Canada is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9; and

          10. The principal business address and principal office address of Commonwealth Insurance Company is 595 Burrard Street, Suite 1500, Vancouver, British Columbia V7X 1G4.

ITEM 2(C). CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Shares

ITEM 2(E). CUSIP NUMBER:

4432P 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(c) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

(A)   [ ]   Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
            78o);

(B)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(C)   [ ]   Insurance Company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c);

(D)   [ ]   An Investment Company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8);

(E)   [ ]   An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E);

(F)   [ ]   An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

(G)   [ ]   A parent holding company or control person, in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

(H)   [ ]   A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(I)   [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(J)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Based on the most recent information available, the aggregate number and percentage of the common shares (the "Shares") of Hub International Limited ("Hub") that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power, is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, Odyssey Re, Clearwater, Markel, Lombard or Commonwealth that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries of Fairfax, which subsidiaries have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Shares. Except as disclosed herein, no such interest of a subsidiary relates to more than 5% of the class of Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 1.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10. CERTIFICATION.

Not applicable

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                V. Prem Watsa


                                        /s/ V. Prem Watsa
                                        ----------------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                1109519 Ontario Limited


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                The Sixty Two Investment Company Limited


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                810679 Ontario Limited


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                Fairfax Financial Holdings Limited


                                        By: /s/ Paul Rivett
                                            ------------------------------------
                                        Name: Paul Rivett
                                        Title: Vice President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2007                Odyssey Re Holdings Corp.


                                        By: /s/ Donald L. Smith
                                            ------------------------------------
                                        Name:  Donald L. Smith
                                        Title: Senior Vice President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                Clearwater Insurance Company


                                        By: /s/ Donald L. Smith
                                            ------------------------------------
                                        Name: Donald L. Smith
                                        Title: Senior Vice President

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                Markel Insurance Company of Canada


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: Director

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                Lombard General Insurance Company
                                        of Canada


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: Director

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                Commonwealth Insurance Company


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                        Name: V. Prem Watsa
                                        Title: Director

                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
-----------   -----------
1             Members of filing group.

2             Joint Filing Agreement dated as of February 14, 2007 among V. Prem
              Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company
              Limited, 810679 Ontario Limited, Fairfax Financial Holdings
              Limited, Odyssey Re Holdings Corp., Clearwater Insurance Company,
              Markel Insurance Company of Canada, Lombard General Insurance
              Company of Canada and Commonwealth Insurance Company.